Exhibit 15.1

The Board of Directors and Stockholders

United Fire & Casualty Company

We are aware of the incorporation by reference in the Registration Statement (Form S-8) pertaining to the United Fire & Casualty Company 2005 Nonqualified Non-Employee Director Stock Option and Restricted Stock Plan of our reports, dated May 5, 2005, July 27, 2005, and October 28, 2005, relating to the unaudited consolidated interim financial statements of United Fire & Casualty Company that are included in its Forms 10-Q for the quarters ended March 31, 2005, June 30, 2005, and September 30, 2005, respectively.

/s/ Ernst & Young LLP

Chicago, Illinois

November 22, 2005